QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99.1

[SKYWEST LOGO]

NEWS RELEASE

For Further Information Contact:
Michael J. Kraupp
Vice President Finance and Assistant Treasurer
Telephone: (435) 634-3212
Fax: (435) 634-3205

FOR IMMEDIATE RELEASE: April 21, 2004

SKYWEST ANNOUNCES FIRST QUARTER 2004 EARNINGS

        St. George, Utah—SkyWest, Inc. (NASDAQ: SKYW) today reported operating revenues of $253.7 million for the quarter ended March 31, 2004, a 22.4% increase, compared to $207.4 million for the same period last year. The Company also reported net income of $19.4 million for the quarter ended March 31, 2004, or $0.33 per diluted share, compared to $13.3 million of net income or $0.23 per diluted share for the same period last year. The primary items of significance affecting the first quarter of 2004 are outlined below:

        Total operating revenues for the first quarter of 2004 increased primarily as a result of a 27.6% increase in available seat miles (ASMs) offset by a 4.4% reduction in revenue per available seat mile. The 4.4% reduction in revenue per available seat mile resulted principally from flying a greater percentage of regional jet aircraft than in the prior period.

        Total operating expenses per ASM for the first quarter of 2004, excluding fuel charges (which are primarily reimbursable by the Company's major partners), of $45.5 million or $0.027 per ASM, decreased approximately 7.8% to $0.107 from $0.116 for the same quarter of 2003, primarily as a result of the cost reduction initiatives implemented by the Company during 2003. Additionally, the decrease was due to the addition of 31 new regional jet aircraft since March 31, 2003 and the timing of maintenance events related to these aircraft.

        Total ASMs for the first quarter of 2004 increased 27.6% from the first quarter of 2003, primarily as a result of the Company increasing its fleet size to 188 aircraft as of March 31, 2004, from 159 aircraft as of March 31, 2003. During the quarter, the Company took delivery of five new regional jet aircraft consisting of two 50-seat aircraft and three 70-seat aircraft. At March 31, 2004, the Company's fleet consisted of 114 regional jets (56 Delta and 58 United) and 74 EMB-120 aircraft (51 United, 14 Delta and 9 Continental). During the first quarter of 2004, the Company generated 1.67 billion ASMs, compared to 1.31 billion ASMs during the same period of 2003.

        On January 26, 2004, the Company reached another milestone in its history by taking delivery of the first 70-seat Bombardier regional jet that is utilized in our United Express operations. Three of these jets were delivered during the first quarter ended March 31, 2004.

        On February 10, 2004, the Company also announced the completion of a firm order for 12 additional Bombardier regional jet aircraft. The order consists of 10, 50-seat aircraft and two 70-seat aircraft. As a result of its firm orders for aircraft, the Company currently anticipates that it will take delivery of 17, 70-seat aircraft and 12, 50-seat aircraft during 2004. Management also currently anticipates that due to these projected deliveries during 2004, the Company's annual ASMs will increase by approximately 28% from the 2003 production to approximately 7.5 billion. Additionally, the Company has obtained lease financing commitments for all aircraft to be delivered during 2004.

        During the quarter ended March 31, 2004, the Company and Delta Air Lines agreed conceptually on rates and on terms and conditions for 2004 and future periods. However a definitive agreement is currently being negotiated. It is anticipated that the agreement will include multiple year rate reset provisions and a contract extension. Various changes are also expected to enable more efficient contract administration for the parties.

        Delta Air Lines previously announced that SkyWest was awarded seven additional 50-seat regional jet aircraft that are scheduled for delivery during the first half of 2005. As a result of this announcement, the Company currently anticipates that SkyWest will operate 63, 50-seat regional jets in its Delta Connection operations by mid 2005.

        At March 31, 2004, the Company had approximately $456.1 million in cash and marketable securities compared to $480.4 million as of December 31, 2003. The decrease in cash and marketable securities was primarily the result of scheduled semi-annual payments on leases for aircraft during January 2004 and the payment of deposits on firm-ordered aircraft. During the quarter, the Company took delivery of five new regional jet aircraft from Bombardier, consisting of two 50-seat aircraft and three 70-seat aircraft. The Company completed financing transactions during the quarter which consisted of three interim financing arrangements and two long-term debt arrangements for all of the aircraft delivered. Consistent with these transactions, the Company's long-term debt increased to $490.9 million as of March 31, 2004, compared to $462.8 million at December 31, 2003. The Company has significant long-term lease obligations that are recorded as operating leases and are not reflected as liabilities on the Company's consolidated balance sheets. At a 7.0% discount factor, the present value of these lease obligations was approximately $1.1 billion as of March 31, 2004 and December 31, 2003.

        Under the Company's United Express agreement, specific amounts are included in the rates charged for mature maintenance on regional jet aircraft engines that the Company records as revenue. However, consistent with the change to a time and material maintenance policy, as more fully described in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, as amended, the Company records maintenance expense on its regional jet aircraft engines as the maintenance events occur. As a result, during the first quarter of 2004, the Company has collected and recorded as revenue $5.51 million (pretax) under its United Express agreement with no corresponding offset for regional jet engine maintenance overhauls since there were none incurred.

        In addition to historical information, this release contains forward-looking statements. "The Company" may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass the Company's beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. The Company assumes no obligation to update any forward-looking statement. Actual results will vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others: developments associated with fluctuations in the economy and the demand for air travel; bankruptcy proceedings involving United Airlines, Inc.; ongoing negotiations between the Company and its major partners regarding their contractual relationships; variations in market and economic conditions; employee relations and labor costs; the degree and nature of competition; SkyWest's ability to expand services in new and existing markets and to maintain profit margins in the face of pricing pressures; and other unanticipated factors. Risk factors, cautionary statements and other conditions which could cause actual results to differ from the Company's current expectations are contained in the Company's filings with the Securities and Exchange Commission, including the section of the Company's Annual Report 10-K, as amended, entitled "Factors That May Affect Future Results."

        SkyWest Airlines was named the number one on-time airline in the United States by the Department of Transportation for 2003, a year in which it carried 10.7 million passengers. SkyWest operates as United Express, Delta Connection and Continental Connection carriers under contractural agreements with United Airlines and Delta Air Lines, and under a marketing agreement with Continental Airlines. System-wide, SkyWest has approximately 6,500 employees and serves a total of 99 cities in 27 states and two Canadian provinces with more than 1,200 daily departures.

(more)

SKYWEST, INC.
Unaudited Financial and Operating Highlights

	Three Months Ended March 31,
Operating Highlights	2004	2003	% Change
Operating revenues	$253,704	$207,362	22.4
Operating expenses	218,847	187,213	16.9
Operating income	34,857	20,149	73.0
Other (expense) income, net	(2,573)	1,655	(255.5)
Income before income taxes	32,284	21,804	48.1
Net income	$19,370	$13,300	45.6
Basic earnings per share	$0.33	$0.23
Diluted earnings per share	$0.33	$0.23
Weighted average common shares:
Basic	58,008	57,641
Diluted	58,633	57,649
	Three Months Ended March 31,
Operating Highlights	2004	2003	% Change
Passengers carried	2,884,552	2,271,171	27.0
Revenue passenger miles (000)	1,163,736	895,876	29.9
Available seat miles (000)	1,666,678	1,305,854	27.6
Passenger load factor	69.8%	68.6%	1.2	pts
Passenger breakeven load factor	61.5%	62.4%	(0.9	) pts
Yield per revenue passenger mile	$0.215	$0.230	(6.5)
Revenue per available seat mile	$0.152	$0.159	(4.4)
Cost per available seat mile	$0.134	$0.144	(6.9)
Fuel cost per available seat mile	$0.027	$0.028	(3.6)
Average passenger trip length	403	394	2.3

QuickLinks

  EXHIBIT 99.1